EXHIBIT 99.2

PROMISSORY NOTE

For Value Received, the undersigned, Nanophase Technologies Corporation, a Delaware corporation, with its principle place of business at 1319 Marquette Drive, Romeoville, Illinois 60446 (“NTC”), hereby promises to pay to the order of BYK-Chemie USA, an American corporation, with its offices at 524 South Cherry Street, Wallingford, CT. 06492-7654, USA (“BYK”), or such other place as BYK may otherwise hereafter specify in writing from time to time, in lawful legal tender of the United States of America, the principal sum of ONE MILLION FIVE HUNDRED NINTY-SEVEN THOUSAND FOUR HUNDRED TWENTY AND 00/100 DOLLARS (US $1,597,420.00) (the “Principal Sum”), plus interest at the rate per annum of 100 basis points over the average daily London Inter-Bank Offered Rate (“LIBOR”) during the calendar quarter immediately before each quarter in which interest accrues (the “Interest Rate”). Altana will provide the Principal Sum to NTC on November 3, 2005. NTC will use the Principal Sum to buy, install and commission both an additional NSA reactor system, including a clean in-place air separator, and a nanoparticle dispersion unit (the “Equipment”). Until the latter of March 31, 2012 or the date that NTC has paid BYK the Principal Sum and all accrued interest under this Promissory Note, NTC’s first priority for the installed and commissioned Equipment shall be manufacturing products to fill orders submitted by BYK, and provide experimental products for evaluation by BYK.

Interest on the Principal Sum will start to accrue one year after the date that installation and commissioning of the Equipment has been completed. Interest accrual will be based on periods equal to a calendar quarter or a portion thereof (the “Accrual Period”). Interest will be calculated by multiplying [“X”]: (1) the then-outstanding balance of the Principal Sum (based on the weighted average outstanding balance during each calendar quarter after interest starts to accrue), times [X] (2) the then-applicable Interest Rate, times [X] (3) the number of days in the then-applicable Accrual Period, divided by 365. NTC will pay accrued interest in cash, by the 30th day after the end of each Accrual Period.

The Principal Sum will be paid in cash installments consisting of: (a) one-third of the balance of the Principal Sum outstanding on December 31, 2008, due on January 30, 2009; (b) an additional one-third of the balance of the Principal Sum outstanding on December 31, 2008, due on April 30, 2009; and (c) the remaining one-third of the balance of the Principal Sum outstanding on December 31, 2008, due on July 30, 2009. All installment payments of the Principal Sum will be made in addition to such interest as may be due, as calculated above and as reflected on the Amortization Table attached to and made a part of this Promissory Note.

Any part of the Principal Sum and accrued interest remaining unpaid under this Promissory Note after July 30, 2009 will become immediately payable upon BYK’s written demand. If for any reason the Principal Sum and accrued interest remaining unpaid under the Promissory Note are not paid by July 30, 2009, NTC grants to BYK a purchase money security interest in the Equipment as security for payment in full of any such amount of outstanding Principal Sum and accrued interest.

NTC, at its discretion, may prepay any part or all of the Principal Sum and any accrued interest at any time, without penalty. This Promissory Note shall be governed by the laws of the State of Illinois.

NTC has signed this Promissory Note on September 12, 2005, at Romeoville, Illinois.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Joseph Cross
Joseph Cross President and Chief Executive Officer

Acknowledged and Accepted BYK-Chemie GmbH on behalf of BYK-Chemie USA, Wallingford, CT

By:	/s/ Dr. Roland Peter
Dr. Roland Peter Managing Director Business Unit Manager Additives & Instruments Effective October 27, 2005

Loan Amount:	$1,597,420.00

Interest Rate	LIBOR + 1%, Floating

Latest Beginning of Interest Accrual	12/31/2007

Payment Due Dates:	4/30/2008	7/30/2008	10/30/2008	1/30/2009	4/30/2009	7/30/2009	Total

Principal Payments:				$532,473.33	$532,473.33	$532,473.34	$1,597,420.00

Interest Payments:	(1)	(2)	(3)	(4)	(5)	(6)	TBD

Notes:

1)	Equals interest accrued from 12/31/07 (or the earlier of (a) 12/31/06 or (b) 1-year after the date that installation and commissioning of the Equipment has been completed) to 03/31/2008. In this case, ninety-two days’ interest at LIBOR (per Note, the average daily LIBOR for 4Q07)+ 100 basis points. Interest to accrue on quarterly (1Q08) weighted average outstanding principal balance, once interest accrual begins.

2)	Equals interest accrued from 4/1/08 through 6/30/08. In this case, ninety-one days’ interest at LIBOR (per Note, average daily LIBOR for 1Q08)+ 100 basis points. Interest to accrue on quarterly (2Q08) weighted average outstanding principal balance.

3)	Equals interest accrued from 7/1/08 through 9/30/08. In this case, ninety-two days’ interest at LIBOR (per Note, average daily LIBOR for 2Q08)+ 100 basis points. Interest to accrue on quarterly (3Q08) weighted average outstanding principal balance.

4)	Equals interest accrued from 10/1/08 through 12/31/08. In this case, ninety-two days’ interest at LIBOR (per Note, average daily LIBOR for 3Q08)+ 100 basis points. Interest to accrue on quarterly (4Q08) weighted average outstanding principal balance.

5)	Equals interest accrued from 1/1/09 through 3/31/09. In this case, ninety days’ interest at LIBOR (per Note, average daily LIBOR for 4Q08)+ 100 basis points. Interest to accrue on quarterly (1Q09) weighted average outstanding principal balance.

6)	Equals interest accrued from 4/1/09 through 6/30/09. In this case, ninety days’ interest at LIBOR (per Note, average daily LIBOR for 1Q09)+ 100 basis points. Interest to accrue on quarterly (2Q09) weighted average outstanding principal balance.

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